PRUDENTIAL INTERMEDIATE GLOBAL INCOME FUND, INC.
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, NJ 07102-4077


                                             March 27, 1998

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

     Re: Rule 24f-2 Notice for Prudential Intermediate Global Income Fund, Inc. File Nos. 33-42093 and 811-5510

     On behalf of Prudential Intermediate Global Income Fund, Inc. enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-7525.

                                   Very truly yours,

                                   /s/ Marguerite E.H. Morrison
                                   Marguerite E.H. Morrison
                                   Assistant Secretary



















wdx\24f-2\igi\2-98\letter.sig